SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 15, 2007

BROOKE CAPITAL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Kansas

(State or Other Jurisdiction of Incorporation)

0-25679	48-118574
(Commission File Number)	(I.R.S. Employer Identification No.)

8500 College Boulevard

Overland Park, Kansas 66210

(Address of Principal Executive Offices) (Zip Code)

(913) 661-0123

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-r(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 15, 2007, the Compensation Committee of the Board of Directors of Brooke Capital Corporation (the “Company”) awarded restricted shares of Company common stock under the Brooke Capital Corporation 2007 Equity Incentive Plan (the “Plan”) to the following executive officers and directors of the Company or its subsidiary:

Name	Position	Shares Awarded

Michael S. Hess	Director/Vice Chairman of Company; President of Brooke Advisors, Inc.	250,000 shares

William R. Morton, Jr.	Chief Financial Officer of Company	10,000 shares

Paul E. Burke, Jr.	Director of Company	10,000 shares

Keith E. Bouchey	Director of Company	10,000 shares

Richard E. Gill	Director of Company	10,000 shares

At the same time, the Compensation Committee awarded restricted shares to another key employee.

The Plan, which was adopted by the Company’s shareholders in June 2007, authorizes up to 400,000 shares of Company common stock to be issued pursuant to awards made under the Plan in the form of non-qualified stock options, incentive stock options, restricted shares of common stock, stock appreciation rights, performance shares, performance units and restricted share units.

Pursuant to the Restricted Shares Agreement between the Company and each of Morton, Burke, Bouchey and Gill, these recipients are entitled to receive dividends and vote their shares in matters submitted to shareholder vote. Transfer restrictions on the shares lapse in one-third annual increments. Under the Restricted Shares Agreement between the Company and Hess, his rights to the restricted shares awarded to him are substantially similar to the rights of other recipients to their restricted shares. Transfer restrictions on his shares lapse in one-third annual increments. In addition, transfer restrictions on his shares automatically lapse upon the sale of all or substantially all of the assets of the Company or the sale by Brooke Corporation, the Company’s controlling shareholder, of all of its Company common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Brooke Capital Corporation
(Registrant)

Date August 21, 2007	By:	/s/ Robert D. Orr
(Signature) Robert D. Orr, Chairman of the Board of Directors, President and Chief Executive Officer